Exhibit 99.1

Mercantile Bank Corporation Announces Solid First Quarter 2022 Results

Strong core commercial loan growth, ongoing strength in asset quality metrics, and substantial increases in several key fee income categories highlight quarter

GRAND RAPIDS, Mich., April 19, 2022 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $11.5 million, or $0.73 per diluted share, for the first quarter of 2022, compared with net income of $14.2 million, or $0.87 per diluted share, for the respective prior-year period.

“We are pleased with our financial results during the first three months of 2022,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “The significant increase in core commercial loans, continued strength in asset quality metrics, growth in several key fee income revenue streams, and managed overhead costs represent the main successes during the quarter and have positioned us to achieve sound operating results for the remainder of the year despite the significant drop in mortgage banking revenue stemming from changed market conditions. Our entire team continues to do an outstanding job of meeting the needs of our customers, including serving as a trusted advisor and assisting them navigate through the latest challenges of the current economic environment.”

First quarter highlights include:

●	Annualized net core commercial loan growth of approximately 11 percent
●	Sustained strength in commercial loan pipeline
●	Net interest income growth
●	Significant increases in several key fee income categories
●	Continued low levels of nonperforming assets and gross loan charge-offs
●	Robust capital position
●	Augmented regulatory capital levels with issuance of additional subordinated notes

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $40.2 million during the first quarter of 2022, compared to $43.0 million during the prior-year first quarter. Net interest income during the first three months of 2022 was $30.9 million, up $1.4 million, or 4.6 percent, from $29.5 million during the respective 2021 period due to earning asset growth, which more than offset a lower net interest margin. Noninterest income totaled $9.3 million during the first quarter of 2022, down from $13.5 million during the first quarter of 2021 mainly due to decreased mortgage banking income, which more than offset increases in all other key fee income categories.

The net interest margin was 2.57 percent in the first quarter of 2022, compared to 2.77 percent in the prior-year first quarter. The yield on average earning assets declined from 3.26 percent during the first quarter of 2021 to 2.99 percent during the respective 2022 period primarily due to a reduced yield on commercial loans, mainly reflecting a lower level of Paycheck Protection Program loan fee accretion, and a change in earning asset mix, depicting an increase in lower-yielding interest-earning deposits and a decrease in higher-yielding loans as a percentage of earning assets. A significant volume of excess on-balance sheet liquidity, which initially surfaced in the second quarter of 2020 as a result of the COVID-19 environment and has persisted since that time, negatively impacted the yield on average earning assets by 47 basis points and 44 basis points during the first quarters of 2022 and 2021, respectively, and the net interest margin by 41 basis points and 37 basis points during the respective periods. The excess funds, consisting almost entirely of low-yielding deposits with the Federal Reserve Bank of Chicago, are mainly a product of local deposit growth and Paycheck Protection Program loan forgiveness activities. The cost of funds decreased from 0.49 percent during the first quarter of 2021 to 0.42 percent during the current-year first quarter, primarily reflecting lower rates paid on local time deposits stemming from a declining interest rate environment. A change in funding mix, consisting of an increase in lower-costing non-time deposits as a percentage of total funding sources, also contributed to the lower cost of funds.

Mercantile recorded a credit loss provision expense of $0.1 million during the first quarter of 2022, compared to $0.3 million during the prior-year first quarter. The provision expense recorded during both periods mainly reflected allocations necessitated by net loan growth; the recording of net loan recoveries and continued strong loan quality metrics during the periods in large part mitigated additional reserves associated with commercial loan growth. Mercantile’s adoption of Accounting Standards Update No. 2016-13, Measurement of Credit Losses on Financial Instruments, on January 1, 2022, resulted in a $0.4 million one-time reduction to the allowance for credit losses.

Noninterest income during the first quarter of 2022 was $9.3 million, compared to $13.5 million during the prior-year first quarter. The lower level of noninterest income almost exclusively reflected decreased mortgage banking income, which more than offset growth in several key fee income sources, including interest rate swap income, service charges on accounts, credit and debit card income, and payroll processing fees. Sustained strength in purchase mortgage originations partially mitigated the negative impacts of reduced refinance activity, rising mortgage loan interest rates, a lower mortgage loan sold percentage, and a decreased gain on sale rate on mortgage banking income during the first quarter of 2022.

Noninterest expense totaled $25.7 million during the first quarter of 2022, compared to $25.1 million during the first quarter of 2021. Overhead costs during the first three months of 2021 included write-downs of former branch facilities totaling $0.5 million. Excluding these transactions, noninterest expense increased $1.2 million, or 4.8 percent, during the first quarter of 2022 compared to the respective 2021 period. The higher level of expense primarily resulted from increased compensation costs, mainly depicting annual merit pay increases and lower residential mortgage loan deferred salary costs stemming from decreased production.

Mr. Kaminski commented, “We are very pleased with our growth in several key fee income categories during the first quarter of 2022, in large part reflecting our continuing focus on cross selling our market-leading suite of treasury management products and services. Although residential mortgage loan production is being negatively impacted by current market conditions and rising interest rates, we have successfully penetrated the purchase market and continue to add talented lenders to the mortgage team in an effort to boost production. Our earning asset yield was positively impacted by the Federal Open Market Committee raising the targeted federal funds rate late in the first quarter, and we are positioned to benefit from additional rate increases, which appear likely based on current forecasts and Federal Reserve communications. We have made a concerted effort to effectively manage our overhead costs and are continually reviewing our cost structure to identify opportunities to operate more efficiently.”

Balance Sheet

As of March 31, 2022, total assets were $5.18 billion, down $81.9 million from December 31, 2021. Total loans increased $102 million during the first quarter of 2022, primarily reflecting net increases in core commercial loans of $82.0 million and residential mortgage loans of $48.0 million, which more than offset a reduction in Paycheck Protection Program loans of $27.9 million. The increase in core commercial loans during the first three months of 2022 equated to an annualized growth rate of approximately 11 percent. As of March 31, 2022, unfunded commitments on commercial construction and development loans totaled approximately $184 million, which are expected to be largely funded over the next 12 to 18 months. Interest-earning deposits decreased $217 million during the first three months of 2022 as excess overnight funds were used to fund loan growth and securities purchases. In addition, a customer’s withdrawal of a majority of funds that were deposited in late 2021 contributed to the reduced level of interest-earning deposits.

Ray Reitsma, President of Mercantile Bank of Michigan, noted, “The strong level of core commercial loan growth during the first three months of 2022, slightly more than one-half of which was from an increase in commercial and industrial loans, provides us with additional opportunities to market treasury management products and services. Importantly, our core commercial loan growth was achieved with new originations more than offsetting approximately $46 million in payoffs related to customers’ sales of businesses and assets, with nearly one-third of the dollar volume of payoffs being associated with credit relationships that were experiencing financial difficulties. Based on the continuing strength of our commercial loan pipeline and potential lending opportunities communicated by our commercial lenders, we believe commercial loan originations will remain robust in future periods. We are also pleased with the increase in residential mortgage loans during the first three months of 2022, especially when considering current market conditions and the associated impediments that are limiting market opportunities.”

Excluding the impact of Paycheck Protection Program loan originations, commercial and industrial loans and owner-occupied commercial real estate loans together represented approximately 58 percent of total commercial loans as of March 31, 2022, a level that has remained relatively consistent and in line with internal expectations.

Total deposits at March 31, 2022, were $3.98 billion, down $107 million, or 2.6 percent, from December 31, 2021. Local deposits declined $99.2 million during the first three months of 2022, while brokered deposits were down $7.7 million. The reduced level of local deposits primarily reflected the previously mentioned customer withdrawal of funds. Wholesale funds were $398 million, or approximately 9 percent of total funds, at both March 31, 2022, and December 31, 2021.

Asset Quality

Nonperforming assets totaled $1.6 million, $2.5 million, and $3.2 million at March 31, 2022, December 31, 2021, and March 31, 2021, respectively, with each dollar amount representing less than 0.1 percent of total assets as of the respective dates. The level of past due loans remains nominal, and loan relationships on the internal watch list declined in both number and dollar volume during the first three months of 2022. During the first quarter of 2022, loan charge-offs totaled $0.2 million, while recoveries of prior period loan charge-offs equaled $0.3 million, providing for net loan recoveries of $0.1 million, or an annualized 0.01 percent of average total loans.

Mr. Reitsma commented, “Our asset quality metrics remained exceptional during the first quarter of 2022, depicting our ongoing commitment to sound underwriting and our commercial borrowers’ effectiveness in meeting the challenges posed by the COVID-19 pandemic and current economic environment, including supply chain disruptions, inflationary pressures, and tight labor market conditions.”

Capital Position

Shareholders’ equity totaled $436 million as of March 31, 2022, down from $457 million at year-end 2021 mainly due to an increase in the after-tax net unrealized holding loss on securities available for sale resulting from higher market interest rates. The Bank’s capital position remains “well-capitalized” with a total risk-based capital ratio of 13.8 percent as of March 31, 2022, compared to 13.6 percent at December 31, 2021. At March 31, 2022, the Bank had approximately $157 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 15,843,347 total shares outstanding at March 31, 2022.

As of March 31, 2022, Mercantile had the ability to repurchase $6.8 million in common stock shares as part of a $20.0 million common stock repurchase program announced in May of 2021. No shares were repurchased during the first quarter of 2022. The actual timing, number and value of shares repurchased under the program will be determined by management in its discretion and will depend on a number of factors, including Mercantile’s stock price, capital position, and financial performance, general market and economic conditions, alternative uses of capital, and applicable legal requirements. The program may be discontinued at any time.

Mr. Kaminski concluded, “Our sustained financial strength has allowed us to continue our regular quarterly cash dividend program and provide shareholders with meaningful cash returns on their investments. Based on our overall financial condition, including strong capital levels, a healthy commercial loan pipeline, identified client acquisition opportunities, and potential to improve net interest income in rising interest rate environments, we believe we are well positioned to produce solid operating results during the remainder of 2022 and beyond. We are excited about Mercantile’s future and remain focused on being a steady high performer that delivers consistent and profitable growth.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced first quarter 2022 conference call on Tuesday, April 19, 2022, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the Company’s operations and performance. These materials have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release, and are also available on Mercantile’s website at www.mercbank.com.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank. Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $5.2 billion and operates 45 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.” For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram and Twitter @MercBank and on LinkedIn @mercantile-bank-of-michigan.

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods. Any such statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates; significant declines in the value of commercial real estate; market volatility; demand for products and services; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; changes in the method of determining Libor and the phase-out of Libor; changes in the national and local economies, including the ongoing disruption to financial market and other economic activity caused by the COVID-19 pandemic, unstable political and economic environment; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President and CEO	Executive Vice President and CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	MARCH 31, 2022	DECEMBER 31, 2021	MARCH 31, 2021

ASSETS
Cash and due from banks	$71,480,000	$59,405,000	$55,489,000
Interest-earning deposits	698,724,000	915,755,000	596,855,000
Total cash and cash equivalents	770,204,000	975,160,000	652,344,000

Securities available for sale	605,661,000	592,743,000	434,257,000
Federal Home Loan Bank stock	17,721,000	18,002,000	18,002,000
Mortgage loans held for sale	14,746,000	16,117,000	40,297,000
Assets held for sale	0	0	13,159,000

Loans	3,555,790,000	3,453,459,000	3,364,370,000
Allowance for credit losses	(35,153,000)	(35,363,000)	(38,695,000)
Loans, net	3,520,637,000	3,418,096,000	3,325,675,000

Premises and equipment, net	56,078,000	57,298,000	55,388,000
Bank owned life insurance	75,508,000	75,242,000	72,395,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	1,112,000	1,351,000	2,118,000
Other assets	64,759,000	54,267,000	47,246,000

Total assets	$5,175,899,000	$5,257,749,000	$4,710,354,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,686,203,000	$1,677,952,000	$1,605,471,000
Interest-bearing	2,290,048,000	2,405,241,000	2,039,491,000
Total deposits	3,976,251,000	4,083,193,000	3,644,962,000

Securities sold under agreements to repurchase	204,271,000	197,463,000	141,310,000
Federal Home Loan Bank advances	382,263,000	374,000,000	394,000,000
Subordinated debentures	48,415,000	48,244,000	47,733,000
Subordinated notes	88,428,000	73,646,000	0
Liabilities held for sale	0	0	17,280,000
Accrued interest and other liabilities	39,800,000	24,644,000	23,826,000
Total liabilities	4,739,428,000	4,801,190,000	4,269,111,000

SHAREHOLDERS' EQUITY
Common stock	286,831,000	285,752,000	299,358,000
Retained earnings	181,532,000	174,536,000	143,642,000
Accumulated other comprehensive income/(loss)	(31,892,000)	(3,729,000)	(1,757,000)
Total shareholders' equity	436,471,000	456,559,000	441,243,000

Total liabilities and shareholders' equity	$5,175,899,000	$5,257,749,000	$4,710,354,000

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED March 31, 2022	THREE MONTHS ENDED March 31, 2021

INTEREST INCOME
Loans, including fees	$33,251,000	$32,985,000
Investment securities	2,265,000	1,632,000
Other interest-earning assets	366,000	168,000
Total interest income	35,882,000	34,785,000

INTEREST EXPENSE
Deposits	1,825,000	2,717,000
Short-term borrowings	50,000	36,000
Federal Home Loan Bank advances	1,864,000	2,027,000
Other borrowed money	1,258,000	472,000
Total interest expense	4,997,000	5,252,000

Net interest income	30,885,000	29,533,000

Provision for credit losses	100,000	300,000

Net interest income after provision for credit losses	30,785,000	29,233,000

NONINTEREST INCOME
Service charges on accounts	1,416,000	1,155,000
Mortgage banking income	3,281,000	8,800,000
Credit and debit card income	1,881,000	1,678,000
Interest rate swap income	1,351,000	653,000
Payroll services	638,000	557,000
Earnings on bank owned life insurance	287,000	277,000
Other income	423,000	343,000
Total noninterest income	9,277,000	13,463,000

NONINTEREST EXPENSE
Salaries and benefits	15,510,000	15,086,000
Occupancy	2,104,000	2,014,000
Furniture and equipment	934,000	889,000
Data processing costs	2,973,000	2,617,000
Other expense	4,221,000	4,511,000
Total noninterest expense	25,742,000	25,117,000

Income before federal income tax expense	14,320,000	17,579,000

Federal income tax expense	2,828,000	3,340,000

Net Income	$11,492,000	$14,239,000

Basic earnings per share	$0.73	$0.87
Diluted earnings per share	$0.73	$0.87

Average basic shares outstanding	15,840,801	16,283,044
Average diluted shares outstanding	15,841,037	16,283,490

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly
(dollars in thousands except per share data)	2022	2021	2021	2021	2021
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
EARNINGS
Net interest income	$30,885	32,534	31,124	30,871	29,533
Provision for credit losses	$100	(3,400)	1,900	(3,100)	300
Noninterest income	$9,277	12,632	15,568	14,556	13,463
Noninterest expense	$25,742	33,347	26,210	26,192	25,117
Net income before federal income tax expense	$14,320	15,219	18,582	22,335	17,579
Net income	$11,492	11,639	15,051	18,091	14,239
Basic earnings per share	$0.73	0.74	0.95	1.12	0.87
Diluted earnings per share	$0.73	0.74	0.95	1.12	0.87
Average basic shares outstanding	15,840,801	15,696,204	15,859,955	16,116,070	16,283,044
Average diluted shares outstanding	15,841,037	15,696,451	15,860,314	16,116,666	16,283,490

PERFORMANCE RATIOS
Return on average assets	0.90%	0.92%	1.23%	1.53%	1.26%
Return on average equity	10.36%	10.15%	13.10%	16.27%	13.02%
Net interest margin (fully tax-equivalent)	2.57%	2.74%	2.71%	2.76%	2.77%
Efficiency ratio	64.10%	73.83%	56.13%	57.66%	58.42%
Full-time equivalent employees	630	627	629	634	621

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	3.87%	4.07%	4.07%	3.99%	4.03%
Yield on securities	1.52%	1.46%	1.46%	1.54%	1.61%
Yield on other interest-earning assets	0.19%	0.15%	0.16%	0.12%	0.11%
Yield on total earning assets	2.99%	3.12%	3.13%	3.20%	3.26%
Yield on total assets	2.82%	2.94%	2.94%	3.02%	3.09%
Cost of deposits	0.19%	0.19%	0.23%	0.25%	0.31%
Cost of borrowed funds	1.82%	1.66%	1.67%	1.73%	1.78%
Cost of interest-bearing liabilities	0.66%	0.63%	0.69%	0.74%	0.82%
Cost of funds (total earning assets)	0.42%	0.38%	0.42%	0.44%	0.49%
Cost of funds (total assets)	0.39%	0.36%	0.39%	0.41%	0.47%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$168,187	210,228	259,512	237,299	245,200
Purchase mortgage loans originated	$101,409	124,557	143,635	144,476	81,529
Refinance mortgage loans originated	$66,778	85,671	115,877	92,823	163,671
Mortgage loans originated to sell	$75,747	129,546	177,837	140,497	195,655
Net gain on sale of mortgage loans	$3,204	6,850	6,659	7,690	9,182

CAPITAL
Tangible equity to tangible assets	7.53%	7.79%	8.17%	8.51%	8.36%
Tier 1 leverage capital ratio	9.04%	9.19%	9.33%	9.47%	9.67%
Common equity risk-based capital ratio	10.02%	10.12%	10.34%	10.87%	11.11%
Tier 1 risk-based capital ratio	11.13%	11.26%	11.53%	12.11%	12.41%
Total risk-based capital ratio	14.09%	13.95%	12.47%	13.09%	13.51%
Tier 1 capital	$464,396	456,133	448,010	445,410	437,567
Tier 1 plus tier 2 capital	$587,976	565,143	484,594	481,324	476,462
Total risk-weighted assets	$4,173,590	4,051,253	3,884,999	3,677,180	3,526,161
Book value per common share	$27.55	28.82	28.78	28.23	27.21
Tangible book value per common share	$24.36	25.61	25.53	25.03	24.02
Cash dividend per common share	$0.31	0.30	0.30	0.29	0.29

ASSET QUALITY
Gross loan charge-offs	$205	179	744	68	53
Recoveries	$294	1,519	354	386	481
Net loan charge-offs (recoveries)	$(89)	(1,340)	390	(318)	(428)
Net loan charge-offs (recoveries) to average loans	(0.01% )	(0.16% )	0.05%	(0.04% )	(0.05% )
Allowance for credit losses	$35,153	35,363	37,423	35,913	38,695
Allowance to loans	0.99%	1.02%	1.13%	1.11%	1.15%
Allowance to loans excluding PPP loans	0.99%	1.04%	1.17%	1.20%	1.33%
Nonperforming loans	$1,612	2,468	2,766	2,746	2,793
Other real estate/repossessed assets	$0	0	111	404	374
Nonperforming loans to total loans	0.05%	0.07%	0.08%	0.08%	0.08%
Nonperforming assets to total assets	0.03%	0.05%	0.06%	0.07%	0.07%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$31	32	33	34	34
Construction	$0	0	0	0	0
Owner occupied / rental	$1,579	1,768	2,063	2,137	2,305
Commercial real estate:
Land development	$0	0	0	0	0
Construction	$0	0	0	0	0
Owner occupied	$0	0	100	363	646
Non-owner occupied	$0	0	0	0	0
Non-real estate:
Commercial assets	$0	662	673	606	169
Consumer assets	$2	6	8	10	13
Total nonperforming assets	$1,612	2,468	2,877	3,150	3,167

NONPERFORMING ASSETS - RECON
Beginning balance	$2,468	2,877	3,150	3,167	4,085
Additions	$93	218	361	522	116
Return to performing status	$(213)	0	(50)	0	(115)
Principal payments	$(641)	(377)	(291)	(484)	(559)
Sale proceeds	$0	(111)	(209)	0	(77)
Loan charge-offs	$(95)	(139)	0	(55)	(33)
Valuation write-downs	$0	0	(84)	0	(250)
Ending balance	$1,612	2,468	2,877	3,150	3,167

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,153,814	1,137,419	1,074,394	1,103,807	1,284,507
Land development & construction	$52,693	43,240	38,380	43,111	58,738
Owner occupied comm'l R/E	$582,732	565,758	551,762	550,504	544,342
Non-owner occupied comm'l R/E	$1,007,361	1,027,415	998,697	950,993	932,334
Multi-family & residential rental	$207,962	176,593	179,126	161,894	147,294
Total commercial	$3,004,562	2,950,425	2,842,359	2,810,309	2,967,215
Retail:
1-4 family mortgages	$522,556	442,546	411,618	380,292	337,844
Home equity & other consumer	$28,672	60,488	59,732	58,240	59,311
Total retail	$551,228	503,034	471,350	438,532	397,155
Total loans	$3,555,790	3,453,459	3,313,709	3,248,841	3,364,370

END OF PERIOD BALANCES
Loans	$3,555,790	3,453,459	3,313,709	3,248,841	3,364,370
Securities	$623,382	610,745	577,566	524,127	452,259
Other interest-earning assets	$698,724	915,755	741,557	683,638	596,855
Total earning assets (before allowance)	$4,877,896	4,979,959	4,632,832	4,456,606	4,413,484
Total assets	$5,175,899	5,257,749	4,964,412	4,757,414	4,713,023
Noninterest-bearing deposits	$1,686,203	1,677,952	1,647,380	1,620,829	1,605,471
Interest-bearing deposits	$2,290,048	2,405,241	2,221,611	2,050,442	2,039,491
Total deposits	$3,976,251	4,083,193	3,868,991	3,671,271	3,644,962
Total borrowed funds	$724,578	694,588	619,441	613,205	584,672
Total interest-bearing liabilities	$3,014,626	3,099,829	2,841,052	2,663,647	2,624,163
Shareholders' equity	$436,471	456,559	452,278	451,888	441,243

AVERAGE BALANCES
Loans	$3,484,511	3,373,551	3,276,863	3,365,686	3,318,281
Securities	$613,317	600,852	547,336	483,805	419,514
Other interest-earning assets	$784,193	738,328	733,801	619,358	591,617
Total earning assets (before allowance)	$4,882,021	4,712,731	4,558,000	4,468,849	4,329,412
Total assets	$5,168,562	5,010,786	4,856,611	4,752,858	4,578,887
Noninterest-bearing deposits	$1,625,453	1,708,052	1,641,158	1,619,976	1,510,334
Interest-bearing deposits	$2,364,437	2,194,644	2,125,920	2,074,759	2,026,896
Total deposits	$3,989,890	3,902,696	3,767,078	3,694,735	3,537,230
Total borrowed funds	$707,478	632,036	614,061	594,199	576,645
Total interest-bearing liabilities	$3,071,915	2,826,680	2,739,981	2,668,958	2,603,541
Shareholders' equity	$449,863	455,084	455,902	445,930	443,548